THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

            THIS THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of June 29, 2012, by and among AMSURG CORP., a Tennessee corporation (the “Company”), the other Credit Parties signatory hereto, The Prudential Insurance Company of America and the other holders of Notes (as defined in the Note Agreement defined below) that are signatories hereto (together with their successors and assigns, the “Noteholders”).

W I  T  N  E  S  S  E  T  H:

WHEREAS, the Company and the Noteholders are parties to a certain Note Purchase Agreement, dated as of May 28, 2010 (as amended by that certain First Amendment to Note Purchase Agreement dated as of April 6, 2011, by that certain Second Amendment to Note Purchase Agreement dated as of August 30, 2011 and as further amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement), pursuant to which the Noteholders have purchased Notes from the Company;

WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreement, waive certain Events of Default that have arisen under the Note Agreement and release AmSurg New Port Richey Anesthesia, LLC from its obligations under the Guaranty Agreement, and subject to the terms and conditions hereof, the Noteholders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree as follows:

1.                  Amendments.

            (a)        Paragraph 5J of the Note Agreement is hereby amended by replacing such Paragraph in its entirety with the following:

5J.        Additional Subsidiaries.

            (i)         (a)        If any additional Wholly Owned Subsidiary that is a Domestic Subsidiary is acquired or formed by Company, the Company shall within fifteen (15) Business Days after such Wholly Owned Subsidiary is acquired or formed: (i) if such Wholly Owned Subsidiary is a corporation, execute a stock pledge agreement in substantially the same form as the Stock Pledge Agreement (or enter into an amendment or joinder to the Stock Pledge Agreement)  pledging to the Collateral Agent all of the stock or other evidence of ownership interest it presently holds and acquires in such Wholly Owned Subsidiary, and the Company shall deliver along with such Stock Pledge Agreement, joinder or amendment the securities described therein and a stock power, all of which shall be in form and substance satisfactory to Required Holders; provided that a stock pledge agreement in the same form as the Stock Pledge Agreement shall be deemed to be satisfactory to the Required Holders, (ii) if such Wholly Owned Subsidiary is not a corporation, execute one or more security agreements in substantially the same form as a Pledge Agreement entered into on the date hereof or otherwise satisfactory to the Required Holders, pledging to the Collateral Agent all of the ownership interest the Company holds and acquires in such Wholly Owned Subsidiary, including, without limitation, all presently existing and hereafter arising right, title, and interest in and to distributions, payments, general intangibles, accounts, and other tangible and intangible property and (iii) cause such Wholly Owned Subsidiary to execute a Guaranty Agreement and an Indemnity and Contribution Agreement (or appropriate amendments or joinders to the existing Guaranty Agreement and Indemnity and Contribution Agreement), all of which shall be in form and substance satisfactory to the Collateral Agent and the holders of the Notes. The Collateral Agent is hereby authorized to file such UCC financing statements necessary to perfect the security interests described herein, all without the necessity of Company’s execution thereof.

            (b)        If any Domestic Subsidiary (other than a Wholly Owned Subsidiary) is acquired or formed by a Wholly Owned Subsidiary that is a Domestic Subsidiary or the Company, the applicable Wholly Owned Subsidiary or Company, as applicable, within fifteen (15) Business Days after such Subsidiary is acquired or formed, shall, subject to the Release Provision, execute a Pledge Agreement, pledging its interest in such Subsidiary, and in the event such Subsidiary is not a corporation, execute such security agreements as are reasonably satisfactory to the Required Holders pledging to the Collateral Agent the ownership interest that the Company or such applicable Wholly Owned Subsidiary holds and acquires in such Subsidiary, all of which shall be in form and substance satisfactory to Collateral Agent.  The Collateral Agent is hereby authorized to file such UCC financing statements necessary to perfect the security interest described herein, all without the necessity of Company’s or such Wholly Owned Subsidiary’s execution thereof.

                        (ii)        If (i) any Foreign Subsidiary is acquired or formed by the Company or a Wholly Owned Subsidiary that is a Domestic Subsidiary and (ii) at the time of acquisition or formation of such Foreign Subsidiary or at any time thereafter, the aggregate amount of Investments made by the Company or its Subsidiaries in Foreign Subsidiaries exceeds $1,000,000 (the date on which the aggregate of such Investments exceeds $1,000,000, the “Trigger Date”), the Company shall, or shall cause such Wholly Owned Subsidiary, within thirty (30) days after the Trigger Date (or such longer period (not to exceed 90 days after the Trigger Date) as the Required Holders may agree) to execute a Foreign Pledge Agreement pledging to the Collateral Agent sixty-five percent (65%) of the total voting Capital Stock of such Foreign Subsidiary and one hundred percent (100%)

 of the non-voting Capital Stock of such Foreign Subsidiary owned by the Company or such Wholly Owned Subsidiary as security for the Obligations, and deliver the original stock or other equity certificates evidencing such pledged Capital Stock, together with appropriate stock powers or other endorsements executed in blank, and provide to the Collateral Agent, all of which shall be in form and substance satisfactory to Collateral Agent.  The Collateral Agent is hereby authorized to file such UCC financing statements, if applicable, to the extent necessary to perfect the Liens described herein.

(iii)       In connection with the acquisition or formation of any Wholly Owned Subsidiary or other Subsidiary referenced in clauses (i) and (ii) above, the Company shall also cause the holders of the Notes to receive simultaneously with the documentation referenced above the resolution of the respective Person executing such documentation and an opinion letter issued by Company’s legal counsel regarding such matters as may be reasonably required by the Required Holders.

(iv)       In connection with the acquisition or formation of any Subsidiary referenced in clauses (i) and/or (ii) immediately above, the Company shall cause the acquisition and formation of such Subsidiaries to be in compliance with all applicable Health Care Laws.

(v)        Notwithstanding the requirements set forth in clause (i) of this paragraph 5J, neither the Company nor any Subsidiary shall be required to pledge or cause to be pledged to the Collateral Agent any Equity Interests acquired by the Company or its Subsidiaries after the Closing Day if the issuer of such Equity Interests does not, directly or indirectly, own, operate or manage a surgery center; provided, that, in no event shall the aggregate fair market value of all Equity Interests owned by the Company or its Subsidiaries in which the Collateral Agent does not have a perfected Lien exceed ten percent (10%) of the Company’s consolidated total assets, determined by reference to the consolidated financial statements of the Company and its Subsidiaries most recently delivered pursuant to paragraph 5A(i).

            (b)        Paragraph 6B of the Note Agreement is hereby amended by replacing subsection (vi) of such paragraph in its entirety with the following:

                        (vi)       Indebtedness under the Credit Agreement, including refundings, refinancings and replacements thereof, and amendments or modifications to the Note Documents; provided, however, that the aggregate principal amount of such Indebtedness shall not at any time exceed $625,000,000, and all Guarantees thereof by Subsidiaries of the Company that have also guaranteed the Notes; and

            (c)        Paragraph 6E of the Note Agreement is hereby amended by adding the following at the end of such paragraph:

Notwithstanding anything to the contrary in this paragraph 6E or otherwise, the Company will not, and will not permit any of its Domestic Subsidiaries to, make any Investment in any Foreign Subsidiary if such Investment, when taken together with all other Investments of the Company or its Domestic Subsidiaries in Foreign Subsidiaries, would exceed $15,000,000.

            In determining the aggregate amount of Investments at any particular time: (a) the amount of any Investment represented by a Guarantee shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); and (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid.  Further, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, forgiveness or conversion to equity of Indebtedness, or write‑ups, write‑downs or write‑offs with respect to such Investment (but subject to any applicable adjustment as provided in the preceding sentence).

            (d)       Paragraph 6N of the Note Agreement is hereby amended by replacing such paragraph in its entirety with the following:

                        6N.      Acquisitions.  The Company will not, and will not permit any Subsidiary to, make any Acquisition unless such Acquisition satisfies all of the following conditions:

(i)         (x) at the time of such Acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such Acquisition, the Company is in compliance on a Pro Forma Basis with the financial covenants set forth in paragraph 6A recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements are available (and the Company shall be deemed to have represented and warranted to the holders of the Notes, at the time of consummation of such Acquisition, that the foregoing clauses (x) and (y) are true and correct);

(ii)        at least five (5) Business Days before any Acquisition for a total consideration (including cash, stock, personal property, debt assumed, contingent consideration and other property) equal to or in excess of $30,000,000, the

 Company delivers to the holders of the Notes the Acquisition Information Package; and

(iii)       the Company shall deliver to Collateral Agent and the holders of the Notes, as applicable, the documentation and agreements required by paragraph 5J herein within the time period required under paragraph 5J.

            (e)        Paragraph 10B of the Note Agreement is hereby amended by adding the following definitions of “Domestic Subsidiary”, “Foreign Pledge Agreement”, “Foreign Subsidiary” and “Third Amendment Effective Date” in proper alphabetical order:

            “Domestic Subsidiary” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

            “Foreign Pledge Agreement” shall mean any pledge, hypothecation, charge or similar agreement, in form and substance satisfactory to Required Holders, whereby the Company and each of its presently existing and hereafter acquired Wholly Owned Subsidiaries that are Domestic Subsidiaries pledge and grant to the Collateral Agent a first priority perfected Lien in the Company’s and each such Wholly Owned Subsidiary’s presently existing and hereafter acquired right title, and interest in and to any Foreign Subsidiary.

            “Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Company that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

            “Third Amendment Effective Date” means June 29, 2012.

            (f)        Paragraph 10B of the Note Agreement is hereby amended by replacing the definitions of “Acquisition Information Package”, “Debt Basket Amount”, “EBITDA” and “Noteholder Share of the Net Disposition Proceeds” in their entirety with the following definitions:

            “Acquisition Information Package” shall mean information delivered by Company to the holders of the Notes pursuant to paragraph 6N in the form of Exhibit E.

            “Debt Basket Amount” means Indebtedness of the Company or its Subsidiaries not to exceed an aggregate principal amount of $50,000,000, which total permitted amount shall be increased each calendar year during the term of this Agreement by $5,000,000 and for clarity, the total Debt Basket Amount shall not exceed: (i) for the period from the Third Amendment Effective Date through June 30, 2013, $50,000,000; (ii) for the period from July 1, 2013 through June 30, 2014, $55,000,000; (iii) for the period from July 1, 2014 through June 30, 2015, $60,000,000; (iv) for the period from July 1, 2015 through June 30, 2016, $65,000,000; (v) for the period from July 1, 2016 through June 30, 2017, $70,000,000; (vi) for the period from July 1, 2017 through June 30, 2018, $75,000,000; (vii) for the period from July 1, 2018 through June 30, 2019,

 $80,000,000; (viii) for the period from July 1, 2019 through the Maturity Date, $85,000,000.

            “EBITDA” shall mean, for the Company and its Subsidiaries on a consolidated basis for any period, an amount equal to the sum of Consolidated Net Income for such period plus, without duplication, and to the extent deducted in computing Consolidated Net Income for such period, the sum of (a) income taxes, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, in each case determined on a consolidated basis in accordance with GAAP; (d) to the extent applicable, stock option compensation costs applicable under (and calculated in accordance with) FASB ASC 718; (e) all non-cash charges for such period taken for the impairment of goodwill in accordance with FASB ASC 350, but excluding any non-cash charge that will result in a cash charge in a future period; and (f) all documented fees and expenses actually paid in connection with the First Amendment and the NSC Acquisition in an aggregate amount not to exceed $10,000,000; provided, however, that (i) to the extent included in Consolidated Net Income, there shall be excluded in determining EBITDA for any period any gain or loss resulting from changes or adjustments in the fair value of earn-outs or other contingent consideration in accordance with FASB ASC 805-30-35; (ii) with respect to any Person that became a Subsidiary of, or was merged with or consolidated into, the Company or any Wholly Owned Subsidiary during such period, “EBITDA” shall also include the EBITDA of such Person during such period and prior to the date of such acquisition, merger or consolidation; and (iii), with respect to any Person that ceased to be a Subsidiary, or was the subject of a Disposition during any measurement period, “EBITDA” shall not include the EBITDA of such Person for such measurement period, such calculations under this proviso to be detailed with supporting documentation and measured to the Required Holders’ reasonable satisfaction.

            “Noteholder Share of the Net Disposition Proceeds” shall mean, with respect to any offer to prepay pursuant to paragraph 4G, as determined on the date of the relevant Disposition, an amount equal to the Net Disposition Proceeds resulting from such Disposition multiplied by (a) the aggregate outstanding principal amount of the Notes, divided by (b) the sum of (i) the aggregate outstanding principal amount of the Notes, plus (ii) (A) the committed amount of the Revolving Commitments (as defined in the Credit Agreement, provided that such amount shall not exceed $625,000,000), until the termination of the Revolving Commitments (to the extent that the Company has not entered into a replacement Credit Agreement with Revolving Commitments that have not yet been terminated) and (B) thereafter, the aggregate amount of Revolving Credit Exposure (as defined in the Credit Agreement, provided that such amount shall not exceed $625,000,000).

            (g)        The Note Agreement is hereby amended by replacing Exhibit E attached thereto in its entirety with Exhibit A attached hereto.

2.                  Waiver

            The Company has informed the Noteholders that the Company failed to comply with the requirements of paragraph 5J of the Note Agreement following the creation of (i) AmSurg UK Limited, a Wholly Owned Subsidiary of the Company and (ii) AmSurg UK (London) Limited, a Wholly Owned Subsidiary of AmSurg UK Limited, resulting in an Event of Default under paragraph 7A of the Note Agreement (the “Specified Default”).  Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties of the Company made herein, the Noteholders hereby waive the Specified Default.  The foregoing waiver is a one-time waiver and is limited to the extent specifically set forth above and no other terms, covenants or provisions of the Note Agreement or any other Note Document are intended to be affected hereby, all of which remain in full force and effect.  The Company acknowledges and agrees that the foregoing waiver shall not waive (or be deemed to be or constitute a waiver of) any other covenant, term or provision in the Note Agreement or hinder, restrict or otherwise modify the rights and remedies of the Noteholders or the Collateral Agent following the occurrence of any other present or future Default or Event of Default (whether or not related to the Specified Default) under the Note Agreement or any other Note Document.

3.                  Release of New Port Richey Anesthesia, LLC.  Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties of the Company made herein, the Noteholders hereby release AmSurg New Port Richey Anesthesia, LLC from any and all liabilities and other obligations under the Guaranty Agreement.

4.                  Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the holders of the Notes hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights under this Amendment, until the Noteholders shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Note Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders), and (ii) each of the following documents:

            (a)        Executed counterparts to this Amendment from the Company, each of the Guarantors and the Noteholders;

            (b)        A duly executed copy of an amendment to the Credit Agreement, in form and substance satisfactory to the Noteholders and their counsel;

            (c)        Such other documents, instruments, agreements, certifications and opinions as any Noteholder may reasonably request.

5.                  Representations and Warranties.   To induce the Noteholders to enter into this Amendment, each Credit Party hereby represents and warrants to the Noteholders that:

(a)        The execution, delivery and performance by such Credit Party of this Amendment (i) are within such Credit Party’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of such Credit Party’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party or any of its Subsidiaries is a party or by which such Credit Party or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other person;

(b)        This Amendment has been duly executed and delivered for the benefit of or on behalf of each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms;

            (c)        After giving effect to this Amendment, the representations and warranties contained in the Note Agreement and the other Note Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof;

            (d)       The execution, delivery, performance and effectiveness of this Amendment will not: (a) impair the validity, effectiveness or priority of the Liens granted pursuant to any Note Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, and (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens;

            (e)        Since the date of the most recent financial statements of the Company described in paragraph 5A(i) of the Note Agreement, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect; and

            (f)        As of the date hereof, the parties listed as signatories to this Amendment represent a true, correct and complete list of the all the Credit Parties.

6.                  Reaffirmations and Acknowledgments.

            (a)        Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Company of this Amendment and jointly and severally ratifies and confirms the terms of the Guaranty Agreement with respect to the indebtedness now or hereafter outstanding under the Note Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Company to the Noteholders or any other obligation of the Company, or any actions now or hereafter taken by the Noteholders with respect to any obligation of the Company, the Guaranty Agreement (i) is and shall continue to be a primary obligation of the Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under the Guaranty Agreement.

            (b)        Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Collateral Agent under the Security Documents for the benefit of the Noteholders and other secured parties are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Note Agreement, the Security Documents and the other Note Documents.

7.                  Release.  In consideration of the amendments contained herein, each Credit Party hereby waives and releases each of the Noteholders from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Note Agreement and the other Note Documents and the transactions contemplated thereby.

8.                  Effect of Amendment.  Except as set forth expressly herein, all terms of the Note Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company and the other Credit Parties party thereto to all holders of the Notes.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the holders of the Notes under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement.  From and after the date hereof, all references to the Note Agreement shall mean the Note Agreement as modified by this Amendment.  This Amendment shall constitute a Note Document for all purposes of the Note Agreement.

9.                  Governing Law.    This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

10.              No Novation.   This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.

11.              Costs and Expenses.  The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.

12.              Counterparts.   This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

13.              Binding Nature.   This Amendment shall be binding upon and inure to the benefit of the parties hereto, any other holders of Notes from time to time and their respective successors, successors-in-titles, and assigns.

14.              Entire Understanding.   This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Company and the Guarantors, by their respective authorized officers as of the day and year first above written.

Company:
AMSURG CORP
By:	/s/ Claire M. Gulmi
Name: Claire M. Gulmi
Title: Executive Vice President, Chief
Financial Officer and Secretary

[SIGNATURE PAGE TO THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT]

GUARANTORS:

AmSurg Holdings, Inc.

AmSurg Anesthesia Management Services, LLC

AmSurg EC Topeka, Inc.

AmSurg EC St. Thomas, Inc.

AmSurg EC Beaumont, Inc.

AmSurg KEC, Inc.

AmSurg EC Santa Fe, Inc.

AmSurg EC Washington, Inc.

AmSurg Torrance, Inc.

AmSurg Abilene, Inc.

AmSurg Suncoast, Inc.

AmSurg Lorain, Inc.

AmSurg La Jolla, Inc.

AmSurg Hillmont, Inc.

AmSurg Palmetto, Inc.

AmSurg Northwest Florida, Inc.

AmSurg Ocala, Inc.

AmSurg Maryville, Inc.

AmSurg Miami, Inc.

AmSurg Burbank, Inc.

AmSurg Melbourne, Inc.

AmSurg El Paso, Inc.

AmSurg Crystal River, Inc.

AmSurg Abilene Eye, Inc.

AmSurg Inglewood, Inc.

AmSurg Glendale, Inc.

AmSurg San Antonio TX, Inc.

AmSurg San Luis Obispo CA, Inc.

AmSurg Temecula CA, Inc.

AmSurg Escondido CA, Inc.

AmSurg Scranton PA, Inc.

AmSurg Arcadia CA Inc.

AmSurg Main Line PA, Inc.

AmSurg Oakland CA, Inc.

AmSurg Lancaster PA, Inc.

AmSurg Pottsville PA, Inc.

AmSurg Glendora CA, Inc.

AmSurg Kissimmee FL, Inc.

AmSurg Altamonte Springs FL., Inc.

AmSurg New Port Richey FL, Inc.

AmSurg EC Centennial, Inc.

AmSurg Naples, Inc.

Illinois NSC, Inc.

NSC Healthcare, Inc.

[SIGNATURE PAGE TO THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT]

NSC RBO West, LLC

NSC RBO East, LLC

Long Beach NSC, LLC

Torrance NSC, LLC

Davis NSC, LLC

Fullerton NSC, LLC

San Antonio NSC, LLC

Austin NSC, LLC

Twin Falls NSC, LLC

Ardmore NSC, LLC

Kenwood NSC, LLC

Towson NSC, LLC

Wilton NSC, LLC

NSC West Palm, LLC

Tampa Bay NSC, LLC

Coral Springs NSC, LLC

Weston NSC, LLC

By:  _/s/ Christopher R. Kelly___________

        Name: Christopher R. Kelly

        Title: Vice President

Austin NSC, LP

By:  Austin NSC, LLC, its general partner

By:  _/s/ Christopher R. Kelly___________

        Name: Christopher R. Kelly

        Title: Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT]

NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY

  OF AMERICA

By:  /s/ Billy Greer________________________

Senior Vice President

PRUCO LIFE INSURANCE COMPANY

By:  /s/ Billy Greer________________________

Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE

  AND ANNUITY COMPANY

By:      Prudential Investment Management, Inc.,

as investment manager

            By: /s/ Billy Greer__________________

Senior Vice President

forethought life insurance company

By:      Prudential Private Placement Investors,

L.P. (as Investment Advisor)

By:      Prudential Private Placement Investors, Inc.

(as its General Partner)

By:  /s/ Billy Greer__________________

Senior Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT]

Exhibit A

EXHIBIT E

FORM OF ACQUISITION INFORMATION PACKAGE

Pursuant to paragraphs 6N of the Note Purchase Agreement, AmSurg Corp. (the “Company”) shall deliver to the holders of the Notes (as defined in the Note Purchase Agreement) the following information in connection with any Acquisition:

(1)        the total consideration given in connection with any Acquisition in the following format:

(a)        Cash:   $

(b)        Stock: $

(c)        Contingent Consideration: $__________

(d)       Personal Property: $

(e)        Other Property: [identify type and value]

TOTAL:          $__________

(2)        summary financial information relating to the interest or entity to be acquired, including percentage interest being acquired and operating forecasts,

(3)        (a) the Acquisition Pro Forma duly certified by the chief financial officer of the Company and (b) calculations of the chief financial officer of the Company demonstrating compliance on a Pro Forma Basis with the financial covenants contained in paragraph 6A of the Note Purchase Agreement after such Acquisition is completed.

            As used herein, the “Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of May 28, 2010 among the Company, The Prudential Insurance Company of America and the other Purchasers party thereto as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.